EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-73189) and on Form S-8 (Nos. 333-123388 and 333-137745) of Bridge Capital Holdings, of our reports dated March 4, 2015 with respect to the consolidated balance sheets of Bridge Capital Holdings and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 which reports appear in the Annual Report on Form 10-K of  Bridge Capital Holdings for the year ended December 31, 2014.

Rancho Cucamonga, California

March 4, 2015